UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 15, 2009

COURIER CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts
(State or other jurisdiction of incorporation or organization)

Commission File Number: 0-7597

IRS Employer Identification Number: 04-2502514
15 Wellman Avenue, North Chelmsford, MA	01863
(Address of principal executive offices)	(Zip Code)

(978) 251-6000
(Registrant’s telephone number, including area code)

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On April 16, 2009, Courier Corporation issued a press release announcing its financial results for the second quarter ended March 28, 2009. The full text of the press release is furnished as Exhibit 99.1 hereto.

Item 2.06     Material Impairment.

On April 15, 2009, Courier Corporation concluded that a material charge to the goodwill associated with its wholly-owned subsidiary Dover Publications, Inc. (“Dover Publications”) was required under generally accepted accounting principles in the United States of America.  Due to a decline in sales and profits at Dover Publications in the first and second quarters resulting from the continued downturn in the economic environment and in consumer spending, the Company conducted an impairment test that indicated that the estimated fair value of Dover Publications’ goodwill was less than its carrying amount.  The pre-tax amount of the impairment charge was approximately $15.6 million, none of which will result in future cash expenditures.

Item 8.01 Other Events.

On April 16, 2009, Courier Corporation announced that its Board of Directors declared a quarterly cash dividend of $0.21 per share on its Common Stock. The full text of the press release is furnished as Exhibit 99.2 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of Courier Corporation dated April 16, 2009 announcing financial results for the quarter ended March 28, 2009.

99.2	Press release of Courier Corporation dated April 16, 2009 announcing declaration of cash dividend.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COURIER CORPORATION

		By:	/s/ Peter M. Folger
Peter M. Folger
Senior Vice President and
Chief Financial Officer
Date:	April 16, 2009

Exhibit Index

99.1	Press release of Courier Corporation dated April 16, 2009 announcing financial results for the quarter ended March 28, 2009.

99.2	Press release of Courier Corporation dated April 16, 2009 announcing declaration of cash dividend.